Prospectus Supplement No. 3                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

                                                                                                 BENEFICIAL OWNERSHIP AFTER
                                                                         NUMBER OF             RESALE OF NOTES OR COMMON STOCK
                                      NUMBER OF                          SHARES OF     ---------------------------------------------
                                      SHARES OF       PRINCIPAL AMOUNT  COMMON STOCK                           NUMBER OF
                                    COMMON STOCK         OF NOTES      ISSUABLE UPON   PRINCIPAL               SHARES OF
NAME OF SELLING                     BENEFICIALLY        BENEFICIALLY    CONVERSION OF  AMOUNT OF                COMMON
SECURITYHOLDER                          OWNED            OWNED (1)         NOTES         NOTES     PERCENT     STOCK (2)     PERCENT
--------------                          -----            ---------         -----         -----     -------     ---------     -------
The following information
supplements the information
set forth in the prospectus
originally filed or as
previously amended or
supplemented:

West 64 Limited (3)                        --           $  815,000         10,061          -          -             --          --

Cygnus X1 Limited (3)                      --           $  185,000          2,283          -          -             --          --

Clinton Convertible                        --           $  850,000         10,493          -          -             --          --
Managed Trading Account 1
Limited (4)

BP Amoco Corporation                       --           $8,500,000        104,939          -          -             --          --
Master Trust for Employee
Pension Plans (5)

Zola Partners, L.P.(5)                  6,757(6)        $  250,000          3,086          -          -          6,757          *

Continental Assurance                      --           $3,000,000         37,037          -          -             --          --
Company on Behalf of Its
Separate Account (E) (7)

Canyon Capital                             --           $3,750,000         46,296          -          -             --          --
Arbitrage Masterfund,
LTD. (8)

Canyon Value                               --           $5,625,000         69,445          -          -             --          --
Realization Fund
(Cayman), LTD. (8)

Canyon Mac 18, LTD.                        --           $  625,000          7,716          -          -             --          --
(RMF) (8)

Canyon Value                               --           $2,500,000         30,864          -          -             --          --
Realization Fund, L.P.
(8)

Relay 11 Holdings c/o                      --           $  148,000          1,827          -          -             --          --
Forest Investment
Mngt. L.L.C.(9)

Lyxor Master Fund c/o                      --           $  696,000          8,592          -          -             --          --
Forest Investment
Mngt. L.L.C.(9)

Zurich Master Hedge                        --           $  531,000          6,555          -          -             --          --
Fund c/o Forest
Investment Mngt.
L.L.C.(9)

Forest Global                              --           $4,223,000         52,136          -          -             --          --
Convertible Fund Series
A-5(9)

Sylvan (IMA) Ltd. c/o                      --           $  435,000          5,370          -          -             --          --
Forest Investment
Mngt. L.L.C.(9)

BGI Global Investors                       --           $  296,000          3,654          -          -             --          --
c/o Forest Investment
Mngt. L.L.C.(9)

Forest Alternative                         --           $   78,000            962          -          -             --          --
Strategies II(9)

Forest Fulcrum Fund                        --           $1,132,000         13,975          -          -             --          --
L.L.P.(9)

RBC Capital Services                       --           $  165,000          2,037          -          -             --          --
Inc. c/o Forest
Investment Mngt.
L.L.C.(9)

*        Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of June 13, 2002 and will be updated as required.

(4) The information set forth herein is as of June 14, 2002 and will be updated as required.

(5) The information set forth herein is as of June 17, 2002 and will be updated as required.

(6) The number of shares of common stock beneficially owned assumes that the securityholder converts the principal amount of our 5-1/4% convertible subordinated notes due 2006 held by such holder into shares of common stock at a conversion price of $74.00 per share.

(7) The information set forth herein is as of June 18, 2002 and will be updated as required.

(8) The information set forth herein is as of June 19, 2002 and will be updated as required.

(9) The information set forth herein is as of June 20, 2002 and will be updated as required.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is June 20, 2002.